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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Pre-Effective Amendment No. 1/Amendment No. 213 to Registration Statement Nos. 333-160939/811-05200 on Form N-4 of our report dated March 31, 2009 (October 9, 2009 as to Note 7), relating to the financial statements of each of the Sub-Accounts of MetLife Investors Variable Annuity Account One, our report dated March 31, 2009 (November 2, 2009 as to Note 7), relating to the financial statements of each of the Sub-Accounts of MetLife Investors Variable Annuity Account Five, our report dated April 10, 2009, relating to the financial statements of MetLife Investors Insurance Company (the "Company") (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the fact that the Company changed its method of accounting for certain assets and liabilities to a fair value measurement approach as required by accounting guidance adopted on January 1, 2008, and changed its method of accounting for income taxes as required by accounting guidance adopted on January 1, 2007), and our report dated April 9, 2009, relating to the consolidated financial statements of General American Life Insurance Company and subsidiaries (the "Guarantor") (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the fact that the Guarantor changed its method of accounting for certain assets and liabilities to a fair value measurement approach as required by accounting guidance adopted on January 1, 2008, and changed its method of accounting for deferred acquisition costs and for income taxes as required by accounting guidance adopted on January 1, 2007), all appearing in the Statement of Additional Information Supplement, which is part of such Registration Statement, and to the reference to us under the heading "Independent Registered Public Accounting Firm" also in such Statement of Additional Information Supplement.

/s/ DELOITTE & TOUCHE LLP

Tampa, Florida
November 2, 2009